             AMENDED AND RESTATED EMPLOYMENT AGREEMENT made this 2nd day of January, 2000 by and between EDO Corporation, a New York corporation (the "Company"), and Ira Kaplan ("Executive").

                                           W I T N E S S E T H:

             WHEREAS, the Company and Executive have previously entered into an Executive Termination Agreement (the "Termination Agreement") providing Executive with certain rights upon the occurrence of a Change in Control as defined therein;

             WHEREAS, substantially contemporaneously with the execution hereof, the Company is entering into an Agreement and Plan of Merger (the "Merger Agreement") with AIL Systems Inc. ("AIL") pursuant to which AIL will become a wholly owned subsidiary of the Company;

             WHEREAS, the Company acknowledges that the merger contemplated under the Merger Agreement (the "Merger") would constitute a Change of Control of the Company under the terms of the Termination Agreement, and that Executive would have the right to terminate his employment following the effective time of the Merger (the "Effective Time") and receive the separation benefits payable thereunder;

             WHEREAS, the Company has determined that, notwithstanding the occurrence of such a Change of Control, it wants to have the services of the Executive following the Effective Time, and the Executive is willing to agree to provide such services, in each case on the terms and conditions set forth herein;

             WHEREAS, the Executive understands and agrees that, by agreeing to the terms and conditions of this Agreement, if he terminates his own employment voluntarily other than for Good Reason prior to the end of the initial term of this Amended and Restated Employment Agreement, as specified in Section 2 below, he may lose the right to receive the amounts that would otherwise have been payable to him under the Termination Agreement;

             NOW, THEREFORE, the Company and Executive agree to supercede the Termination Agreement and enter into the following Amended and Restated Employment Agreement:

             1. Effect at Effective Time. This Amended and Restated Employment Agreement shall be and become effective at the Effective Time. Until the time, if any, at which the Effective Time occurs, the Termination Agreement shall remain in full force and effect. Upon the occurrence of the Effective Time, the Termination Agreement shall be superceded in its entirety by this Agreement and neither the Company nor the Executive shall have any rights against, or obligations to, the other thereunder. In the event that the Effective Time does not occur by June 15, 2000 or the Merger Agreement is terminated in accordance with its terms, this Amended and Restated Employment Agreement shall be rendered void and without effect and neither the Company nor the Executive has or will have any rights against, or obligations to, the other party hereunder.

             2.  Term; Duties.

             (a) Term. This Amended and Restated Employment Agreement shall have an initial term commencing on the Effective Time and ending on the first anniversary thereof (the "Initial Term"). The term of this Amended and Restated Employment Agreement shall automatically be extended for one additional year on each anniversary of the Effective Time, unless either party to this Amended and Restated Employment Agreement shall give the other party at least 60 days' written notice prior to such anniversary date. The Initial Term and each and any extension of the term hereof shall be referred to as the "Employment Term."

             (b) Duties. During the Employment Term, the Executive shall have the title of Executive Vice President -- Chief Operating Officer and such executive duties and responsibilities that are commensurate with such office and his training and experience as shall be assigned to him from time to time by the Company's Chief Executive Officer or the Board of Directors. The Executive shall devote his full business time, other than periods of absence due to vacation or illness, to the Company's affairs.

             3. Compensation. During the Employment Term, the Executive will receive the following compensation for his services hereunder:

             (a) Base Salary. The Executive's annual base salary shall be at the rate in effect on the date this Amended and Restated Employment Agreement is executed. Such base salary shall be periodically reviewed by the Board of Directors (or a duly authorized committee thereof) and may, as a result of such review, be increased in accordance with the Company's policies and practices for senior executives generally. The Executive's base salary, as it may be increased from time to time, shall not be decreased without his written consent.

             (b) Annual Incentive. The Executive shall be eligible for an annual incentive award in accordance with the Company's policies and practices applicable generally to the Company's senior executives.

             (c) Benefits. The Executive shall be eligible to participate in such employee and executive benefit plans and policies as shall generally be made available to the Company's senior executives from time to time; including, without limitation, all group life, health, accident and disability insurance plans, and each qualified and nonqualified pension, profit-sharing or savings plan maintained generally for the benefit of the Company's employees or for its senior executives. Notwithstanding the foregoing, the amount of retirement benefits (and the form in which any such benefits are) payable to the Executive may not be reduced without his written consent.

             4.  Entitlement to Separation Benefits.

             (a) Termination Without Cause or For Good Reason. If during the Initial Term Executive's employment is terminated due to his death or Disability (as defined below), by the Company without "Cause" or by Executive in a "Termination for Good Reason" (as each such term is defined below), the Executive shall be paid the separation benefits described in Section 5 hereof. For the avoidance of doubt, despite the provisions of the Termination Agreement, Executive shall not be entitled to any payment of separation benefits under
Section 5 if he shall terminate his employment voluntarily (other than in a Termination for Good Reason as expressly defined in this Amended and Restated Employment Agreement) prior to the end of the Initial Term. After the expiration of the Initial Term, upon any termination of Executive's employment by the Company for any reason, including without "Cause", or the Executive's termination of employment for any reason, including "Good Reason," the Company shall only pay Executive severance benefits in accordance with the Company's otherwise applicable policies and practices for senior executives (and not the separation benefits described in Section 5 hereof) and the provisions of Section 10(g)(pertaining to legal fees) shall cease to have any effect.

             (b) Form of Payment. The total of the cash amounts to be paid under
Section 5(a) , subject to any taxes required to be withheld, shall be paid to Executive as follows: (A) in a lump sum, on or before the fifth day following "Date of Employment Termination" (as defined below); or (B) at Executive's option, in monthly installments not to exceed a 36-month period, commencing on the fifth day of the month following the Date of Employment Termination, if written notification from the Executive is received by the Company within 90 days prior to the Date of Employment Termination or, if later, within 10 days prior to the Effective Time.

             (c) Loans. [The amount of any loan or advance to Executive shall be due and payable as of the Date of Employment Termination. The Company shall have no right of set off against any amount due Executive under this Agreement].

         (d) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive his full base salary through the Date of Employment Termination (at the rate in effect as of the Date of Employment Termination), and the Company shall have no further obligations to the Executive under this Agreement.

         (e) Disability. Disability shall mean the Executive's inability to perform the principal duties of his position for a period of at least 180 consecutive days due to illness or injury. Disability shall be deemed to exist under this Amended and Restated Employment Agreement if the Executive shall become eligible to receive long-term disability benefits under any plan, policy or arrangement maintained by the Company.

         (f) Definition of Cause. The following are the only reasons for which the Company may terminate Executive's services for Cause without further obligations under this Agreement:

         - for providing the Company with materially false reports concerning Executive's business interests or employment-related activities;

         - for making materially false representations relied upon by the Company in furnishing information to shareholders, a stock exchange, or the Securities and Exchange Commission;

         - for maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed by Executive to the Company;

         - for misconduct causing a serious violation by the Company of state or federal laws;

         -        for theft of Company funds or corporate assets; or

         - for conviction of a crime (excluding traffic violations or similar misdemeanors).

         (g) "Termination for Good Reason" shall mean termination of Executive's employment by Executive following, or in connection with:

         - during the Employment Term, any reduction in Executive's base salary or any reduction in the Executive's bonus or incentive compensation from the highest dollar amount or other rate of bonus or incentive compensation payable to the Executive as an annual bonus for the three calendar years preceding the Effective Time or a significant reduction in the aggregate value of the benefits to which Executive was entitled immediately prior to the Effective Time;

         - the Company's requiring Executive to be based at any office or location more than 25 miles from the one where he worked immediately prior to the Effective Time, except for travel reasonably required in the performance of Executive's responsibilities;

         - any purported termination by the Company of Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

         - any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 9(a) hereof.

         (h) "Date of Employment Termination" shall mean the earlier of the date on which Executive or the Company gives written notice of termination of Executive's employment to the other party or, in the case where the Employment Term expires due to the delivery of a notice of non-renewal, the date the Employment Term lapses.

         5. Amount of Separation Benefits.

         (a) Cash Separation Payments. Upon a termination of Executive's employment under circumstances described in Section 4(a), the Executive shall receive the following amounts in cash:

         - Executive's full base salary through the Date of Employment Termination, at the rate in effect ten (10) days prior to the Date of Employment Termination; plus

         -        the product of

                  (A) an amount equal to Executive's full base salary earned from the beginning of the calendar year in which Date of Employment Termination occurs through the Date of Employment Termination, and

                  (B)      the greater of

                           (i)      20% and

                           (ii)     the percentage equal to the highest
                                    percentage of base salary paid to the
                                    Executive as an annual bonus for any of the three calendar years preceding the calendar year in which the Executive's termination of employment occurs (the "Prior Bonus Percentage"), reduced by any installment of cash bonus previously paid by the Company to Executive for said calendar year; plus

         - the full amount, if any, of any incentive or special award which Executive earned but which has not yet been paid; plus

         -        three times the sum of

                  (A) Executive's annual base salary, at the highest rate in effect at any time up to Date of Employment Termination, and

                  (B)      an amount equal to the product of

                           (i) the annual base salary referred to in subclause (A) and

                           (ii)     the greater of

                                    (1)      20% and

                                    (2)      the Prior Bonus Percentage;

                  provided, however, that two-thirds of such amount (the "Forfeitable Amount") shall be subject to recapture by the Company in the event that a court of competent jurisdiction finds that the Executive breached any of the covenants contained in Section 7 in any material way; plus

         - an amount which, as of the Date of Employment Termination, is equal to the present value (calculated at a discount rate of 7% per annum) of (x) the lump sum value of the Retirement Pension to which Executive would have been entitled if the four (4) years after the Date of Employment Termination were added to his Credited Service under the EDO Corporation Employees Pension Plan, reduced by (y) the lump sum value of the Retirement Pension to which Executive will be entitled under the terms of such plan based upon termination of employment as of the Date of Employment Termination and assuming commencement of payment of Executive's pension benefits at age 65. The lump sum value of Executive's Retirement Pension shall be determined as of Executive's retirement at age 65, using the same methods and assumptions used at the Date of Employment Termination for purposes of the EDO Corporation Employees Pension Plan.

             (b) Benefits. For three (3) years after the Date of Employment Termination, the Company shall maintain in full force and effect and Executive (and, if eligible dependents, if applicable) shall continue to participate in all group life, health and accident, and disability insurance, and other employee benefit plans, programs and arrangements in which Executive was entitled to participate immediately prior to the Date of Employment Termination, provided that (i) continued participation is possible under the general terms and provisions of such plans, programs and arrangements and (ii) as of the third anniversary of Executive's Date of Termination, Executive shall be deemed to have retired (regardless of Executive's age at such time) from active employment with the Company for purposes of any plan or program maintained by the Company under which medical, health, life or other welfare benefits are provided to eligible retirees. If participation is barred, or an applicable plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall arrange to provide Executive with benefits substantially similar to those which he was entitled to receive immediately prior to the Date of Employment Termination. At the end of the period of coverage above provided for, Executive shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to him. The foregoing shall not be deemed to apply to any plan which is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor section thereto.

             (c) No Offset or Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit so provided for be reduced by any compensation earned by him as the result of employment by another employer after the Date of Employment Termination, or otherwise.

             (d) Release. Notwithstanding the foregoing, payment of any amounts under Section 5(a) shall be subject to and conditioned upon the execution by the Executive of an appropriate release in such form as shall reasonably be requested by the Company. For the avoidance of doubt, such release shall, among other things, release the Company from any on going obligations under the provisions of Section 10(g), pertaining to legal fees.

             (e) Treatment of Termination for Purposes of the SERP. If the Executive's employment terminates in a manner which entitles the Executive to receive the benefits payable under this Section 5, or terminates for any reason other than Cause after the end of the Initial Term, the Executive shall be eligible to receive a lump sum payment from the Company of an amount at least equal to the present value of his accrued benefits under the Supplemental Executive Retirement Plan ("SERP"), as in effect on the date hereof, regardless of any amendment, termination or other modification the SERP occurring after the date hereof.

             6. Special Retention Payment. To induce the Executive to enter into this Amended and Restated Employment Agreement and to remain in the employ of the Company during the critical transition period following the Effective Time to enable the Company to successfully integrate the operations of the Company and AIL, if the Executive is still employed by the Company on the last day of the Initial Term, then subject to the execution by the Executive of a release in accordance with the provisions of Section 5(d), the Company shall pay to the Executive an amount in cash, in consideration for the performance of such services on behalf of the Company following the Effective Time, an amount equal to the cash amount that would have been paid to the Executive pursuant to
Section 5(a) had his employment with the Company been terminated without Cause, which amount shall be subject to the same conditions as apply to the amounts payable under Section 5(a) (the "Special Retention Payment"). If payable in accordance with the preceding sentence, such Special Retention Payment shall be paid to Executive as follows: (A) in a lump sum, on or before the 10th day following the Date of Employment Termination or (B) at Executive's option, in monthly installments not to exceed a 36-month period, commencing on the fifth day of the month following the Date of Employment Termination, if written notification by the Executive is received by the Company within 90 days prior to the Date of Employment Termination. If the Executive receives the Special Retention Payment, the Company shall also provide to the Executive and his dependents the same benefits (and on the same terms and for the same period of time) as such benefits would have been provided under Section 5(b), were it applicable.

             7.  Covenants.

             (a) Confidential Information. The Executive acknowledges and agrees that the Executive has and will come into contact with, have access to and learn various technical and nontechnical trade secrets and other confidential information, which are the property of the Company (the "Confidential Information"). Such Confidential Information includes but is not limited to methods, procedures, devices and other means used by the Company in the conduct of its business, marketing plans and strategies, pricing plans and strategies, data processing programs, databases, formulae, secret processes, machines and adaptions thereto, inventions, research projects, and all other matters of a technical nature, all of which Confidential Information is not publicly available, but has been developed by the Company at its great effort and expense; names and addresses of the Company's customers and their representatives responsible for entering into contracts for the Company's services, customer leads or referrals, specific customer needs and requirements and the manner in which they have been met by the Company, information with respect to pricing, costs, profits, sales, markets, plans for future business and other development, all of which Confidential Information is not available from directories or other public sources; and information with respect to the Company's employees, their names and addresses, compensation, experience, qualifications, abilities, job performance and similar information. All of the Confidential Information has been developed, acquired or compiled by the Company at its great effort and expense.

             (b) Non-Disclosure of Confidential Information. The Executive acknowledges and agrees that any disclosure, divulging, revealing or other use of any of the aforesaid Confidential Information by the Executive, other than in connection with the Company's business will be highly detrimental to the business of the Company and serious loss of business and pecuniary damage may result therefrom. Accordingly, the Executive specifically covenants and agrees to hold all such Confidential Information and any documents containing or reflecting the same in the strictest confidence, and the Executive will not, both during employment with the Company or at any time thereafter, without the Company's prior written consent, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than the exclusive benefit of the Company, any Confidential Information whatsoever, whether contained in his memory or embodied in writing or other physical form.

             (c) Covenant Not To Compete. The Executive acknowledges and agrees that the Company is engaged in a highly competitive business, and by virtue of his position and responsibilities with the Company, and his access to the Confidential Information, engaging in any business which is directly or indirectly competitive with the Company will cause it great and irreparable harm. Consequently, the Executive covenants and agrees that during the Term, and for a period of two years after the Date of Employment Termination, the Executive shall not directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected with, in any manner, any business engaged in whole or in part in the pursuit of electronic counter-measures, environmental monitoring, radar systems, satellite communications or advanced electro-optical products for the defense and aerospace industries in the continental United States and any other country in which the Company conducts business at the relevant time (or, with respect to the period following the Date of Termination, at such Date of Termination), without the prior written specific consent of the Company. If requested, this consent shall not be unreasonably withheld where the elements of competition are not direct, or specific, to the Company's business.

             (d) Non-Solicitation of Customers. The Executive acknowledges and agrees that during the course and solely as a result of his employment with the Company, the Executive has and will become aware of some, most or all of the Company's customers and clients, their names and addresses, their representatives responsible for engaging the Company's services, their specific needs and requirements, and leads and referrals to prospective customers and clients. The Executive further acknowledges and agrees that the loss of such customers and clients would cause the Company great and irreparable harm. Consequently, the Executive covenants and agrees that the Executive will not, for a period of two years after the Date of Employment Termination, directly or indirectly solicit or seek to do business with any customer or client, former customer or client or prospective customer or client of the Company with whom the Executive came into contact while employed by the Company or who was known to the Executive to be a current, former or prospective customer or client of the Company, without the prior written specific consent of the Company. If requested, this consent shall not be unreasonably withheld with respect to the solicitation of any such customer or client in respect of a product, process or service which, at the relevant time, is not competitive with any product, process or service which is available from the Company or which the Company has begun substantial efforts to make available to its clients or customers.

             (e) Non-Solicitation of Employees. The Executive acknowledges and agrees that during the course of employment by the Company, the Executive has and may hereafter come into contact with some, most or all of the Company's employees, their knowledge, skills, abilities, salaries, commissions, benefits and other matters with respect to such employees not generally known to the public. The Executive further acknowledges and agrees that any solicitation, luring away or hiring of such employees of the Company will be highly detrimental to the business of the Company and will cause the Company serious loss of business and great and irreparable harm. Consequently, the Executive covenants and agrees that during the course of employment by the Company and for a period of two years after the Date of Employment Termination the Executive shall not directly or indirectly, on behalf of himself or another, solicit, lure or hire any employees of the Company of whom the Executive became aware while employed by the Company, or assist or aid in any such activity.

             (f) Enforcement of Covenants. The Executive acknowledges and agrees that compliance with the covenants set forth in this Section 7 is necessary to protect the business and goodwill of the Company and that any breach of this
Section 7 or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of Section 7 by the Executive, the Company and the Executive agree that the Company shall have the right in its sole discretion to terminate any payments otherwise due under this Agreement and shall also be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and the Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction, (b) recovery of all reasonable sums and costs, including attorneys' fees, incurred by the Company to enforce the provisions of Section 7, and (c) as liquidated damages, to recapture the Forfeitable Amount in accordance with the provisions of Section 5(a) hereof (or Section 6 hereof, to the extent a payment is made thereunder which is calculated based on the provisions of Section 5(a)). .

             (g) Prior Commitments. The covenants set forth in this Section 7 supplement, and do not supersede, the covenants contained in any other agreement between the Executive and the Company (other than the Termination Agreement).

             8.  Taxes.

             (a) Imposition of Excise Tax. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject Executive to the tax (the "Excise Tax") imposed under
Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 8 shall apply to determine the amounts payable to Executive pursuant to this Agreement.

             (b) Present Value of Benefits. Immediately following Date of Employment Termination, the Company shall notify Executive of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected date of termination, together with the projected maximum payments, determined as of such projected date of termination that could be paid without Executive being subject to the Excise Tax.

             (c) Payment Cap. If the aggregate value of all compensation payments or benefits to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company is less than 105% of the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement may, in the discretion of the Company, be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

             (d) Tax Adjustment. If the aggregate value of all compensation payments or benefits to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company is greater than 105% of the amount which can be paid to Executive without Executive incurring an Excise Tax, the Company shall pay to Executive immediately following Executive's termination of employment an additional amount (the "Tax Adjustment") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Adjustment provided for by this
Section 8 , but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

             (e) Calculation of Payment. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

             (i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

             (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

             (f) Assumptions on Rates. For purposes of determining whether Executive would receive a greater net after-tax benefit were the amounts payable under this Agreement reduced in accordance with Section 8(c), Executive shall be deemed to pay:

             (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

             (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

provided, however, that Executive may request that such determination be made based on his individual tax circumstances, which shall govern such determination so long as Executive provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.

             (g) Adjustments. If Executive receives reduced payments and benefits under this Section 8 is determined not to be applicable to Executive because the Accountants conclude that Executive is not subject to any Excise Tax and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to Executive or for his benefit are in an amount that would result in Executive being subject an Excise Tax, then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive. If this Section 8 is not applied to reduce Executive's entitlements because the Accountants determine that Executive would not receive a greater net-after tax benefit by applying this Section 8 and it is established pursuant to a Final Determination that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, Executive would have received a greater net after tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to Executive or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive. If Executive receives reduced payments and benefits by reason of this
Section 8 and it is established pursuant to a Final Determination that Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

             (h) Repayment of Excess Amounts. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Adjustment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Adjustment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Adjustment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Adjustment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

             (i) Additional Company Payments. In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Adjustment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Adjustment), the Company shall make an additional Tax Adjustment in respect of such excess (plus any interest or penalty payable with respect to such excess and the amount of any other expenses incurred by Executive in connection with any audit, appeal, litigation or other judicial or administrative process pertaining to the Tax Adjustment or any amounts deemed subject to the Excise Tax) at the time that the amount of such excess is finally determined.

             (j) Timing of Payment. Any Tax Adjustment (or portion thereof) provided for in Section 8(d) above shall be paid to Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Adjustment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Adjustment and shall pay the remainder of such Tax Adjustment (together with interest at


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
the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Adjustment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

             9.  Successors, Binding Agreement.

             (a) Mandatory Assumption. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Amended and Restated Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

             (b) Definition of Company. As used in this Amended and Restated Employment Agreement, "Company" shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Amended and Restated Employment Agreement by operation of law.

             (c) Executive's Successors. This Amended and Restated Employment Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable if he had continued to live, all such amounts shall be paid in accordance with the terms of this Amended and Restated Employment Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to his estate.

             10. Miscellaneous Provisions.

             (a) Notices. Notices and all other communications provided for in this Amended and Restated Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Amended and Restated Employment Agreement, provided that all notices to the Company shall be directed to the attention of the Corporate Counsel, or to such


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
other address as either party may have furnished to the other in writing in accordance herewith. Notices of change of address shall be effective only upon receipt.

             (b) Amendment, Waiver. No provisions of this Amended and Restated Employment Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and, on behalf of the Company, by such officer as may be specifically designated by the Board. Any failure at any time of either party to enforce any provision of this Amended and Restated Employment Agreement shall not constitute a waiver of such provision, or prejudice the right of either party to enforce such provision at any subsequent time.

             (c) Unfunded Arrangement. All benefits provided for in this Amended and Restated Employment Agreement are provided on an unfunded basis and are not intended to meet the qualification requirements of section 401 of the Code. The Company shall not be deemed to be a trustee of any amounts to be paid under this Amended and Restated Employment Agreement and shall not be required to segregate any assets with respect to benefits under this Amended and Restated Employment Agreement. Such benefits shall be payable solely from the general assets of the Company.

             (d) Entire Agreement. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Amended and Restated Employment Agreement.

             (e) Governing Law. The validity, interpretation, construction and performance of this Amended and Restated Employment Agreement shall be governed by the laws of the State of New York, without regard to principles of conflict of laws.

             (f) Severability. The invalidity or unenforceability of any one or more provisions of this Amended and Restated Employment Agreement shall not affect the validity or enforceability of any other provision of this Amended and Restated Employment Agreement, which shall remain in full force and effect.

             (g) Legal Fees. In the event of any action or proceeding between the parties arising out of this Amended and Restated Employment Agreement, the Company will pay the costs of any such legal proceedings including, but not limited to, the costs of Executive for all expenses, including attorneys' fees, incurred in such action or proceeding. Such costs and expenses shall be advanced to Executive currently as reasonably required to continue such action or proceeding.


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
             IN WITNESS WHEREOF, each of the duly authorized officer of the Company and the Executive have executed this Amended and Restated Employment Agreement as of the date first written above.

                                                  EDO CORPORATION


                                                  By
                                                    ----------------------------
                                                     Chairman of the Board


                                                  IRA KAPLAN

                                                  ------------------------------


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